Exhibit 10.1

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

Between

THE TDL GROUP CORP.

And

TIM HORTONS INC.

And

PAUL D. HOUSE

WHEREAS, The TDL Group Corp. (“TDL”), Tim Hortons Inc. (“THI”) and Paul D. House (the “EXECUTIVE”) previously entered into that employment agreement effective as of September 28, 2009 (“Agreement”);

WHEREAS, the EXECUTIVE became the direct employee of THI commencing January 4, 2010 and, therefore, TDL is no longer the EXECUTIVE’S “Employer”;

WHEREAS THI, TDL and the EXECUTIVE amended the Agreement effective as of February 24, 2010 (the “First Amendment”);

WHEREAS, the parties mutually desire to amend the Agreement as provided herein to be effective on March 22, 2012 (the “Effective Date”); and

WHEREAS all capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement, as amended by the First Amendment.

NOW THEREFORE, in consideration of the foregoing, the past, current and future services to be performed by the EXECUTIVE, and the EXECUTIVE’S continued employment with the Employer pursuant to the terms and conditions of the Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Section 5.3(b) of the Agreement is hereby deleted in its entirety and replaced by the following:

(b)	as severance pay and in lieu of any further salary for periods subsequent to the TERMINATION DATE, the EMPLOYER shall pay to the EXECUTIVE in a single payment an amount in cash equal to two times the greater of (I) the sum of (A) the EXECUTIVE’S annual base salary at the rate in effect at the time NOTICE OF TERMINATION is given and (B) annual target bonus amount in effect at the time NOTICE OF TERMINATION is given, or (II) the sum of (A) the average of the EXECUTIVE’S annual base salary at the rate in effect at the time NOTICE OF TERMINATION is given and the EXECUTIVE’S annual base salary for each of the two years prior thereto; and (B) the average of the annual target bonus amount in effect at the time NOTICE OF TERMINATION is given and the EXECUTIVE’S annual target bonus amount for each of the two years prior thereto.

2.	Section 5.3(c) of the Agreement is hereby deleted in its entirety and replaced by the following:

(c)	as additional severance, the EMPLOYER shall pay to the EXECUTIVE in a single payment an amount equal to the present value of the employer contributions the EXECUTIVE would have accrued under the EMPLOYER’S registered pension plan and supplemental plan, if any, if he had remained an employee for two years following the TERMINATION DATE. For purposes of this determination, the base salary of the EXECUTIVE over this period shall be equal to his base salary in effect at the TERMINATION DATE, and the employee contribution rate of the EXECUTIVE under the registered pension plan shall be equal to the contribution rate in effect at the TERMINATION DATE. Present values shall be determined using a discount rate equal to the interest rate recommended by the Canadian Institute of Actuaries for the computation of transfer values from a registered pension plan.

3.	Section 5.3(d) of the Agreement is hereby deleted in its entirety and replaced by the following:

(d)	for the two years following the TERMINATION DATE, the EMPLOYER shall at its expense continue on behalf of the EXECUTIVE and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits which were being provided to the EXECUTIVE at the time NOTICE OF TERMINATION is given. The benefits provided in this Section 5.3(d) shall be no less favourable to the EXECUTIVE, in terms of amounts and deductibles and costs to him, than the coverage provided the EXECUTIVE under the EMPLOYER’S plans providing such benefits at the time NOTICE OF TERMINATION is given. The EMPLOYER’S obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the EXECUTIVE obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the EMPLOYER may reduce the coverage of any benefits it is required to provide the EXECUTIVE hereunder as long as the aggregate coverage of the combined benefit plans is no less favourable to the EXECUTIVE in terms of amounts and deductibles and costs to him, than the coverage which would be provided hereunder by the EMPLOYER to the EXECUTIVE at the time the NOTICE OF TERMINATION is given. Except as expressly set forth above, this paragraph (d) shall not be interpreted so as to limit any benefits to which the EXECUTIVE or his dependents may be entitled under any of the EMPLOYER’S employee benefit plans, programs or practices following the EXECUTIVE’S termination of employment. Where such benefits as contemplated in this section 5.3(d) are not available to EXECUTIVE as a result of EXECUTIVE not being employed by the EMPLOYER, the EMPLOYER shall pay, in a lump sum, the present value of the cost of such benefits, had they been available under the same terms and conditions and the EMPLOYER benefit plans, and net of any required contribution by the EXECUTIVE.

4.	Section 5.3(e) of the Agreement is hereby deleted in its entirety and replaced by the following:

(e)	for the two years following the TERMINATION DATE, the EMPLOYER shall pay to the EXECUTIVE a monthly allowance equal to a pre-determined monthly amount for the car payment, gas, maintenance and insurance for the grade level of the EXECUTIVE, established by the EMPLOYER from time to time, to replace the benefit of the car being used by the EXECUTIVE prior to the TERMINATION DATE. The EXECUTIVE shall return the car being used by such EXECUTIVE to the EMPLOYER upon the TERMINATION DATE.

5.	Section 6 of the Agreement, as amended by the First Amendment, is hereby amended by deleting the last sentence of Section 6 and replacing it by the following:

If, during the Employment Term, the EXECUTIVE’S employment is terminated by the Employer for Cause, by the EXECUTIVE’S death, or by the EXECUTIVE other than for Good Reason, the treatment of any options to purchase shares of THI, any stock appreciation rights or restricted stock units, or other equity awards granted by THI to the EXECUTIVE, or any stock award to the EXECUTIVE by THI shall be determined pursuant to the terms of the applicable THI Stock Incentive Plan, which shall be in effect, as amended, supplemented or restated, as of the applicable time, that governs the treatment of such options, stock appreciation rights, restricted stock units, stock awards or other equity awards.

6.	Any and all of the terms and provisions of the Agreement, as amended by the First Amendment, shall, except as expressly amended and modified hereby, remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed, or caused their duly authorized representatives to execute, this Second Amendment to be effective as of the Effective Date.

TIM HORTONS INC.		THE TDL GROUP CORP.

By:	/s/ JILL E. AEBKER	By:	/s/ JILL E. AEBKER
Its:	Senior Vice President, General Counsel and Secretary	Its:	Senior Vice President, General Counsel and Secretary

EXECUTIVE

/s/ PAUL D. HOUSE
Paul D. House